Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	February 3, 2015
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837
RGC RESOURCES, INC.
FIRST QUARTER FINANCIAL RESULTS
ROANOKE, Va. (February 3, 2015)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,924,376 or $0.41 per average share outstanding for the quarter ended December 31, 2014. This compares to consolidated earnings of $1,722,788 or $0.37 per average share outstanding for the quarter ended December 31, 2013. CFO Paul Nester attributed the increase in earnings to improved utility margins.
Earnings for the twelve months ending December 31, 2014 were $4,910,028 or $1.04 per share compared to $4,430,687 or $0.94 per share for the twelve months ended December 31, 2013. Nester attributed the increase in earnings to higher heating sales volumes and unit margins.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Net income for the three months ended December 31, 2014 are not indicative of the results to be expected for the fiscal year ending September 30, 2015 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.
Summary financial statements for the first quarter and twelve months are as follow:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues	$21,250,065	$20,011,194	$76,255,005	$64,470,268
Cost of sales	12,627,922	11,808,202	46,498,765	36,600,868
Gross margin	8,622,143	8,202,992	29,756,240	27,869,400
Other operating expenses, net	5,113,670	4,955,481	20,020,297	18,854,084
Interest expense	397,067	464,453	1,759,615	1,833,091
Income before income taxes	3,111,406	2,783,058	7,976,328	7,182,225
Income tax expense	1,187,030	1,060,270	3,066,300	2,751,538
Net income	$1,924,376	$1,722,788	$4,910,028	$4,430,687
Net earnings per share of common stock:
Basic	$0.41	$0.37	$1.04	$0.94
Diluted	$0.41	$0.37	$1.04	$0.94
Cash dividends per common share	$0.1925	$0.1850	$0.7475	$0.7250
Weighted average number of common shares outstanding:
Basic	4,721,490	4,710,467	4,718,257	4,706,950
Diluted	4,725,597	4,710,599	4,720,153	4,707,205

Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
Assets	2014	2013
Current assets	$27,183,120	$25,201,737
Total property, plant and equipment, net	111,919,607	100,780,577
Other assets	9,602,396	4,541,108
Total Assets	$148,705,123	$130,523,422
Liabilities and Stockholders’ Equity
Current liabilities	$26,954,902	$35,653,937
Long-term debt	30,500,000	11,400,000
Deferred credits and other liabilities	38,156,238	32,929,594
Total Liabilities	95,611,140	79,983,531
Stockholders’ Equity	53,093,983	50,539,891
Total Liabilities and Stockholders’ Equity	$148,705,123	$130,523,422